Exhibit 16

May 3, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated May 3, 2002 of Olympic Steel, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Ve	ry truly yours,

AR	THUR ANDERSEN LLP

cc: Mr. Richard T. Marabito

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